UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 24, 2013

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

                                                                         Federal                        0-25165                      14-1809721
                                                                      (State or Other Jurisdiction                             (Commission File No.)                            (I.R.S. Employer
                                                                         of Incorporation)                                                                                                       Identification No.)

                                                                                       302 Main Street, Catskill NY                                                  12414
                                                                             (Address of Principal Executive Offices)                                                                            (Zip Code)

                                                                                              Registrant’s telephone number, including  area code:      (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                      Results of Operations and Financial Condition.

On July 24, 2013, Greene County Bancorp, Inc. issued a press release disclosing financial results for the fiscal year and quarter ended June 30, 2013 and 2012.     A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01                      Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

      99.1                                                   Press release dated July 24, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE:  July 29, 2013                                                      By: /s/ Donald E. Gibson
       Donald E. Gibson
       President and Chief Executive Officer

FOR RELEASE
Date: July 24, 2013
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. - Reports Record Earnings for Fiscal Year Ended June 30, 2013

Catskill, N.Y. -- (BUSINESS WIRE) – July 24, 2013-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the fiscal year and quarter ended June 30, 2013.  For the year ended June 30, 2013, net income totaled $6.4 million, or $1.52 per basic and $1.51 per diluted share, representing an increase of $541,000, or 9.3%, as compared to net income of $5.8 million, or $1.40 per basic and $1.39 per diluted share, for the year ended June 30, 2012.  For the quarter ended June 30, 2013, net income totaled $1.4 million, or $0.33 per basic and diluted share, representing an increase of $58,000, or 4.3%, as compared to $1.3 million, or $0.32 per basic and diluted share, for the quarter ended June 30, 2012.

Donald E. Gibson, President & CEO stated: “I am pleased to report continued solid and consistent performance.   For the fifth consecutive fiscal year we have achieved record earnings. In addition, for the fourth consecutive year, American Banker magazine (formerly USBanker) ranked us among the Top 200 Community Banks with less than $2 billion in assets (at December 31, 2012) by average return on equity for the three years ended December 31, 2010, 2011 and 2012.”

Selected highlights for the year and quarter ended June 30, 2013 are as follows:

•
Net interest income increased $485,000 to $21.2 million for the year ended June 30, 2013 compared to $20.8 million for the year ended June 30, 2012, and was flat at $5.2 million for the quarters ended June 30, 2013 and 2012.   The annual increase in net interest income was the result of growth in the average balances of interest earning assets complemented by a decrease in the average cost of our interest bearing deposits, which was partially offset by a decrease in the yield on interest earning assets.  As interest rates remain low, the impact from a declining yield on interest earning assets is expected to continue to have a negative effect on net interest income as can be seen by the lack of growth when comparing the quarters ended June 30, 2013 and 2012, respectively.

•
Net interest rate spread decreased 26 basis points to 3.46% for the year ended June 30, 2013 as compared to 3.72% for the year ended June 30, 2012.   Net interest margin decreased 30 basis points to 3.54% for the year ended June 30, 2013 as compared to 3.84% for the year ended June 30, 2012.  Net interest rate spread decreased 30 basis points to 3.27% for the quarter ended June 30, 2013 as compared to 3.57% for the quarter ended June 30, 2012.  Net interest margin decreased 33 basis points to 3.34% for the quarter ended June 30, 2013 compared to 3.67% for the quarter ended June 30, 2012.  Despite increased net interest income from increased volume of loans and securities and a lower cost of funds, declines in the yields on interest-earning assets resulted in our net interest spread and net interest margin decreasing when comparing the three months and year ended June 30, 2013 and 2012, respectively.  Although the Company has benefited from re-pricing its interest-bearing liabilities in the continuing historically low interest rate environment, the average interest rates earned on our loans and investments have similarly continued to re-price into lower yields.

•
The provision for loan losses amounted to $1.7 million and $1.8 million for the years ended June 30, 2013 and 2012, respectively.  The provision for loan losses amounted to $430,000 and $347,000 for the quarters ended June 30, 2013 and 2012, respectively.   The increase was a result of a higher level of net charge-offs when comparing the fiscal years ended June 30, 2013 and 2012.  The level of allowance for loan losses to total loans receivable increased to 1.92% at June 30, 2013 compared to 1.86% at June 30, 2012.

•	Net charge-offs amounted to $883,000 and $676,000 for the years ended June 30, 2013 and 2012, respectively, an increase of $207,000.
•
Nonperforming loans amounted to $6.9 million at June 30, 2013 and $7.0 million at June 30, 2012. Nonperforming loans remain high compared to historical levels as a result of adverse changes in the economy and local unemployment, which have been compounded by the extended length of time required to complete foreclosures in New York State.  At June 30, 2013, nonperforming assets were 1.13% of total assets and nonperforming loans were 1.92% of net loans.

•
Noninterest income increased $145,000 and decreased $28,000 when comparing the years and quarters ended June 30, 2013 and 2012, respectively.  Noninterest income amounted to $5.0 million and $1.3 million for the year and quarter ended June 30, 2013, respectively.  The increase for the year ended June 30, 2013 was primarily the result of higher service charges on deposit accounts due to growth in the number of deposit accounts, as well as an increase in fees earned through investment services.

•
Noninterest expense increased $135,000 and decreased $83,000 when comparing the years and quarters ended June 30, 2013 and 2012, respectively. The increase in noninterest expense was primarily the result of a $288,000 increase in medical expense related to the change to a self-funded health insurance plan, and was partially offset by decreases in occupancy, equipment and furniture expenses and legal and professional fees of $19,000, $84,000 and $104,000, respectively.   The decreases in occupancy, equipment and furniture expenses are due to a decrease in depreciation expense resulting from assets becoming fully depreciated during the period.  The decrease in legal and professional fees was primarily the result of lower costs associated with loans in the process of foreclosure.  These same categories decreased when comparing the quarters ended June 30, 2013 and 2012, respectively.   Also, during the years ended June 30, 2013, and 2012, respectively, the Company prepaid $6.0 million and $2.0 million in long term borrowings and recognized prepayment penalties of $155,000 and $135,000, respectively.

•	Total assets of the Company were $633.6 million at June 30, 2013 as compared to $590.7 million at June 30, 2012, an increase of $42.9 million, or 7.3%.
•	Securities available-for-sale and held-to-maturity increased $12.3 million, or 5.3%, to $246.2 million at June 30, 2013 as compared to $233.9 million at June 30, 2012.
•
Net loans receivable increased to $359.4 million at June 30, 2013 from $326.8 million at June 30, 2012, an increase of $32.6 million, or 10.0%.  The loan growth experienced during the year primarily consisted of $10.7 million in nonresidential real estate loans, $19.1 million in residential mortgage loans, $2.0 million in construction loans, and $4.0 million in non-mortgage loans, and was partially offset by a $2.4 million decrease in home equity loans and a $863,000 increase in the allowance for loan losses. We believe that the continued low interest rate environment and strong customer satisfaction from personal service continued to enhance loan growth.

•
Total deposits increased to $558.4 million at June 30, 2013 from $511.9 million at June 30, 2012, an increase of $46.5 million, or 9.1%.  This increase was primarily the result of an increase of $23.8 million in balances at Greene County Commercial Bank due primarily to the annual collection of taxes by several local municipalities.

•
Total borrowings from the Federal Home Loan Bank (“FHLB”) decreased $6.4 million to $14.6 million at June 30, 2013 compared to $21.0 million at June 30, 2012.  Borrowings from overnight advances decreased $3.4 million to $10.6 million at June 30, 2013 from $14.0 million at June 30, 2012.    These short term advances were utilized to fund growth in interest-earning assets.  Term borrowings decreased $3.0 million to $4.0 million at June 30, 2013 from $7.0 million at June 30, 2012 as a result of repayments at maturity of $1.0 million and prepayments of $6.0 million, partially offset by new advances of $4.0 million.

•
Shareholders’ equity increased to $56.1 million at June 30, 2013 from $52.7 million at June 30, 2012, as net income of $6.4 million was partially offset by dividends declared and paid of $2.1 million, and a $923,000 decrease in accumulated other comprehensive income.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its twelve branch offices located in the Hudson Valley Region.  Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Mobile & Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At or for the		At or for the Three
	Year Ended June 30,		Months Ended June 30,
	2013	2012	2013	2012
Dollars In thousands, except share and per share data
Interest income	$24,060	$24,341	$5,837	$5,979
Interest expense	2,817	3,583	660	805
Net interest income	21,243	20,758	5,177	5,174
Provision for loan losses	1,746	1,784	430	347
Noninterest income	4,995	4,850	1,279	1,251
Noninterest expense	15,449	15,314	4,084	4,167
Income before taxes	9,043	8,510	1,942	1,911
Tax provision	2,672	2,680	541	568
Net Income	$6,371	$5,830	$1,401	$1,343

Basic EPS	$1.52	$1.40	$0.33	$0.32
Weighted average shares outstanding	4,187,340	4,156,481	4,192,254	4,173,109

Diluted EPS	$1.51	$1.39	$0.33	$0.32
Weighted average diluted shares outstanding	4,225,963	4,197,060	4,229,369	4,210,135

Dividends declared per share 1	$0.70	$0.70	$0.175	$0.175

Selected Financial Ratios
Return on average assets2	1.03%	1.04%	0.88%	0.92%
Return on average equity2	11.66%	11.55%	9.99%	10.27%
Net interest rate spread2	3.46%	3.72%	3.27%	3.57%
Net interest margin2	3.54%	3.84%	3.34%	3.67%
Efficiency ratio3	58.88%	59.80%	63.26%	64.86%
Non-performing assets to total assets	1.13%	1.23%
Non-performing loans to net loans	1.92%	2.15%
Allowance for loan losses to non-performing loans	102.25%	88.03%
Allowance for loan losses to total loans	1.92%	1.86%
Shareholders’ equity to total assets	8.86%	8.92%
Dividend payout ratio3	46.05%	50.00%
Book value per share	$13.38	$12.59

1 Greene County Bancorp, MHC (the “MHC”), the owner of 55.0% of the shares outstanding by the Company, waived its right to receive the dividends during the year ended June 30, 2012, and no adjustment has been made to account for this waiver. The MHC waived its right to receive the dividend declared during the quarters ended March 31, 2013 and June 30, 2013, and no adjustment has been made to account for this waiver. However, the MHC was not permitted to waive its receipt of dividends declared during the quarters ended September 30, 2012 and December 31, 2012 because it did not yet have the non-objection from the Federal Reserve Board for such waiver.

2 Ratios are annualized when necessary.

3 Noninterest expense divided by the sum of net interest income and noninterest income.

	As of June 30, 2013	As of June 30, 2012
Dollars In thousands
Assets
Total cash and cash equivalents	$6,222	$7,742
Long term certificate of deposit	250	---
Securities- available for sale, at fair value	69,644	87,528
Securities- held to maturity, at amortized cost	176,519	146,389
Federal Home Loan Bank stock, at cost	1,388	1,744

Gross loans receivable	365,839	332,450
Less: Allowance for loan losses	(7,040)	(6,177)
Unearned origination fees and costs, net	627	478
Net loans receivable	359,426	326,751

Premises and equipment	14,349	14,899
Accrued interest receivable	2,663	2,688
Foreclosed real estate	296	260
Prepaid expenses and other assets	2,848	2,655
Total assets	$633,605	$590,656

Liabilities and shareholders’ equity
Noninterest bearing deposits	$57,926	$52,783
Interest bearing deposits	500,513	459,154
Total deposits	558,439	511,937

Borrowings from FHLB, short term	10,600	14,000
Borrowings from FHLB, long term	4,000	7,000
Accrued expenses and other liabilities	4,458	5,055
Total liabilities	577,497	537,992
Total shareholders’ equity	56,108	52,664
Total liabilities and shareholders’ equity	$633,605	$590,656
Common shares outstanding	4,192,654	4,182,671
Treasury shares	113,016	122,999